 Exhibit (a)(1)(F)
PRESS RELEASE
P.A.M. Transportation Services, Inc. Commences Self Tender Offer to Purchase
up to 200,000 Shares on a Stock Split-Adjusted Basis
Tontitown, Arkansas, July 27, 2021….. P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (the “Company”) today announced the commencement of a modified “Dutch auction” tender offer to purchase up to 200,000 shares (as adjusted for the Company’s previously announced 2-for-1 forward split of its common stock in the form of a 100% stock dividend payable on August 16, 2021, to stockholders of record on July 30, 2021 (the “Stock Split”)), or about 1.7%, of its outstanding common stock at a price of not less than $32.00 and not more than $37.00 per share (as adjusted for the Stock Split). The tender offer will expire at 5:00 p.m., Eastern Time, on August 26, 2021, unless extended or withdrawn. The Company anticipates paying for the shares tendered in the offer from its available cash and cash equivalents but may utilize funds borrowed under its existing line of credit. The Board of Directors determined that it is in the Company’s best interest to repurchase shares at this time given the Company’s financial condition and stock price.
A modified “Dutch auction” tender offer allows stockholders to indicate how many shares and at what price(s) they wish to tender their shares within the specified price range. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will allow it to purchase up to 200,000 shares of its common stock (as adjusted for the Stock Split), or a lower amount depending on the number of shares properly tendered and not properly withdrawn. Stockholders whose shares are purchased in the offer will receive the determined purchase price per share in cash, without interest, after the expiration of the offer period, subject to the conditions of the tender offer, including the provisions relating to proration. All shares tendered at prices higher than the purchase price will not be purchased and will be promptly returned to stockholders. The tender offer is not conditioned upon any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that are being mailed to stockholders.
The Company has retained Computershare Trust Company, N.A., together with its parent company, Computershare, Inc., as the depositary for the tender offer and Georgeson LLC as the information agent.
Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are being mailed to the Company’s stockholders. Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense from the information agent at (888) 680-1529 (toll free). Questions regarding the tender offer should be directed to the information agent at (888) 680-1529 (toll free).
P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.
Certain Information Regarding the Tender Offer
The information in this press release describing the Company’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is distributing to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the tender offer, toll free at (888) 680-1529. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Stockholders and investors who have questions or need assistance may call Georgeson LLC, the information agent for the tender offer, toll free at (888) 680-1529.
Note Regarding Forward-Looking Statements
Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to the expiration of the tender offer, the Company’s payment for the shares tendered in the offer, the terms and conditions of the tender offer, the Company’s previously announced 2-for-1 stock split, and other expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company’s used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of future or pending litigation; general risks associated with doing business in Mexico, including, without limitation, potential increased costs and adverse impacts resulting from recent Mexican labor outsourcing law reforms, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company’s trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.